Exhibit 3.6

CORPORATE GOVERNANCE AND

NOMINATING COMMITTEE CHARTER

OF

SPHERIC TECHNOLOGIES, INC.

Adopted by the Board of Directors as of July 17, 2008

The responsibilities and powers of the Corporate Governance and Nominating Committee (the “Committee”) as delegated by the board of directors (the “Board”) of Spheric Technologies, Inc. (the “Company”) are set forth in this Charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

X. Purpose

As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of high quality board members and committee composition and structure.

XI. Committee Membership

A.	The Committee shall consist of at least two (2) members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of the American Stock Exchange, as amended from time to time.

B.	The Board shall elect the members of this Committee at the first Board meeting practicable following the annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board, the members of the Committee shall designate a chair by majority vote of the full Committee membership.

C.	A Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

D.	To the extent the Committee consists of at least three (3) members, one director who is not independent may be appointed to the Committee, subject to the following:

1.	The director is not a current officer or employee of the Company or an immediate family member of a current officer or employee of the Company;

2.	The Board determines, under exceptional and limited circumstances, that membership by the individual on the Committee is required by the best interests of the Company and its stockholders;

3.	The Board discloses, in the Company’s next annual meeting proxy statement (or its next annual report on Form 10-K or its equivalent if the Company does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reason for that determination; and

4.	No such person may serve on the Committee under this exception for more than two (2) years.

XII. Meetings and Committee Action

A.	The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairman of the Committee upon such notice as is provided for in the Bylaws of the Company with respect to meetings of the Board. A majority of the members shall constitute a quorum.

B.	Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

C.	The chairman of the Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

XIII. Committee Authority and Responsibilities

A.	The Committee shall:

1.	Develop the criteria and qualifications for membership on the Board.

2.	Recruit, review and nominate candidates for election to the Board or to fill vacancies on the Board.

3.	Review candidates proposed by stockholders, and conduct appropriate inquiries into the background and qualifications of any such candidates.

4.	Establish subcommittees for the purpose of evaluating special or unique matters.

5.	Monitor and make recommendations regarding Committee functions, contributions and composition.

6.	Make recommendations to the Board regarding corporate governance matters, including our certificate of incorporation, bylaws and charters of our committees.

7.	Develop and recommend to the Board governance and nominating guidelines and principles applicable to us.

8.	Evaluate, on an annual basis, the Committee’s performance.

XIV. Reporting

The Committee shall prepare a statement each year concerning its compliance with this Charter for inclusion in the Company’s proxy statement.

XV. Board of Director Candidate Guidelines

A.	The Committee will identify, evaluate and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Committee by the Company’s stockholders in accordance with the Company’s policy.

B.	Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders.

C.	In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

1.	Whether the candidate is independent pursuant to the requirements of the American Stock Exchange;

2.	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company;

3.	Whether the candidate has the ability to read and understand basic financial statements. The Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission;

4.	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise;

5.	Whether the candidate has knowledge of the Company and issues affecting the Company;

6.	Whether the candidate is committed to enhancing stockholder value;

7.	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company;

8.	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility;

9.	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership;

10.	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest;

11.	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company; and

12.	Whether the candidate is able to suggest business opportunities to the Company.

XVI. Stockholder Recommendations for Directors

A.	Stockholders who wish to recommend to the Committee a candidate for election to the Board of Directors should send their letters to the Company at its address as reflected on the Company’s most recent filings with the Securities and Exchange Commission.

B.	The Corporate Secretary will promptly forward all such letters to the members of the Committee. Stockholders must follow certain procedures to recommend to the Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year. The recommendation must contain the following information about the candidate:

1.	Name;

2.	Age;

3.	Business and current residence addresses, as well as residence addresses for the past 20 years;

4.	Principal occupation or employment and employment history (name and address of employer and job title) for the past ten (10) years (or such shorter period as the candidate has been in the workforce);

5.	Educational background;

6.	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information:

7.	The number of shares of common stock of the Company beneficially owned by the candidate;

8.	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

9.	A signed consent of the nominee to serve as a director of the Company, if elected.